UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2005

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 27, 2005, the Company entered into an Amending Agreement to its Third Amended and Restated Credit Agreement with The Toronto-Dominion Bank, as agent, and a group of Canadian banks. This agreement covers the Company’s Canadian revolving credit facility, consisting of two extendable revolving credit facilities. The Amending Agreement increased the maximum revolving borrowing capacity to $180.0 million Canadian (approximately $146.1 million U.S.) from $150.0 million Canadian (approximately $121.8 million U.S.). The Amending Agreement also extended the period during which revolving borrowings are permitted from expiration on July 30, 2005 to expiration on July 29, 2006. The maximum revolving borrowing capacity under one line totals $80.0 million Canadian (approximately $64.9 million U.S.) and converts into a two-year term loan upon expiration of the revolving credit provisions. The other line provides $100.0 million Canadian (approximately $81.2 million U.S.) of revolving borrowing capacity and converts into a one-year term loan upon expiration of the revolving credit provisions. The lines are secured by certain inventory and accounts receivable, the Company’s Fort St. James sawmill and its Canadian pulp mills’ land and equipment. The interest rates associated with the Canadian agreements are based, at the option of the Company, on specified market rates plus a margin predetermined within the credit agreement. The revolving credit agreement contains certain restrictive covenants, including a maximum leverage ratio and minimum interest coverage ratio.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

4.1	Amending Agreement dated July 27, 2005 to Third Amended and Restated Credit Agreement dated November 30, 2004, between the Company and The Toronto-Dominion Bank, Bank of Montreal, The Bank of Nova Scotia, Canadian Western Bank, HSBC Bank Canada and Caisse Centrale Desjardins.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on August 1, 2005.

POPE & TALBOT, INC. Registrant

By:		/S/ RICHARD K. ATKINSON
	Name:	Richard K. Atkinson
	Title:	Vice President and Chief Financial Officer

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